Global Green Solutions Inc. Consolidates Global Greensteam Ownership

San Diego, CA – Dec. 19, 2007 – Global Green Solutions Inc. (GGRN) has acquired ITS Engineered Systems Inc.’s ownership shares of Global Greensteam LLC, giving GGRN 95% ownership of the business. Global Greensteam is a renewable energy ecotechnology solution that converts waste biomass to low cost steam and electricity. Global Greensteam LLC designs, builds, owns and operates Greensteam facilities. Steam and electrical power generated are purchased under long-term contract by industrial and utility companies.

As part of the transaction, UK-based investment company LMS Capital plc, the parent company of ITS Engineered Systems Inc., completed a $2M USD equity investment in GGRN.

“This consolidation will benefit our investors and allow us to offer local partners an equity investment on an individual project basis,” said Doug Frater, president and CEO of GGRN. “We currently have letters of intent and pending contracts for projects in the U.S. and South Africa and anticipate the rapid growth of the Global Greensteam business in 2008.”

Global Green Solutions Inc., www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and reduction of greenhouse gas emissions. Global Green Solutions Inc. is a U.S. public traded company (OTCBB:GGRN) with offices in Vancouver, San Diego, El Paso, New York, London, Brussels and Johannesburg.

Investor Relations Halsey Johnston 604.606.7967 or 800.877.1626 www.globalgreensolutionsinc.com	Media Relations Nancy Tamosaitis Vorticom Public Relations 212.532.2208 Nancyt@vorticom.com
Marty Tullio McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com

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